EXHIBIT 4.6

2014 LEASE EXTENSION

THIS 2014 LEASE EXTENSION ENTERED INTO AS OF THIS 30 DAY OF May, 2014 BY ZOHAR ZISAPEL PROPERTIES, INC. AND YEHUDA ZISAPEL PROPERTIES, INC., both New Jersey corporations (“Lessor”), with offices located at 900 Corporate Drive, Mahwah, New Jersey, 07430 and RADCOM Equipment, Inc. (“Lessee”), with offices located at 6 Forest Avenue, Paramus, New Jersey, 07652.

WITNESSETH:

WHEREAS, Lessor and Lessee entered into a Lease Agreement dated January 15, 2001, covering approximately 8,946 square feet of office space in Premises located at 6 Forest Avenue, Paramus, New Jersey (the “Lease Agreement”); and

WHEREAS, the parties entered into an Extension and Modification of Lease dated October 14, 2005 extending the Lease Agreement for an additional Five (5) year term commencing January 15, 2006 and expiring January 14, 2011; and agreeing to reduce the Demised Premises from 8,946 gross rentable square feet to 6,131 gross rentable square feet (the “Lease Extension”); and

WHEREAS, the parties entered into a Modification of Lease and Release Agreement dated as of September 15, 2010 providing that Lessee vacate 1,527 gross rentable square feet of office space and be released from the terms of the Lease Agreement and Lease Extension as to such vacated office space (the “Modification of Lease”); and

WHEREAS, the parties entered into a Lease Extension dated December 2010 extending the Modification of Lease for an additional term commencing on January 15, 2011 and expiring on December 31, 2012 (the Second Lease Extension); and

WHEREAS, the parties entered into the 2012 Lease Modification and Extension dated November, 26, 2012 which provided for a reduction in the space being defined as the Demised Premises and extending the Lease Agreement for an additional two (2) years to December 31, 2014 (the “2012 Lease Modification and Extension”); and

WHEREAS, the parties entered into the 2013 Lease Modification dated February 5, 2013 which provided for a modification of the space comprising the Demised Premises and the rate of Fixed Basic Rent, Additional Rent and the Electric Energy Charge (the “2013 Lease Modification”) ; and

WHEREAS, the parties desire to extend the Term of the 2013 Lease Modification;

NOW, THEREFORE, the parties hereto agree as follows:

1.           The Term of the Lease Agreement is extended for a two year period commencing January 1, 2015 and ending December 31, 2016.

2.           The parties agree that Lessee will continue to occupy the entire Demised Premises which comprise 4,604 square feet on the first floor in the building known as 6 Forest Avenue, Paramus, New Jersey; provided, however, that Lessee shall continue to pay Fixed Basic Rent, in the same amount as provided for in the 2012 Lease Modification and Extension.  That is, Fixed Basic Rent, shall be paid as though the premises were only 2,850 gross rentable square feet.

3.           Lessee’s Percentage shall be 16.315; the total gross rentable square footage of the Building is 28,220.  Lessee shall pay Additional Rent based on this Lessee’s Percentage.

4.           The Electric Energy Charge shall remain $1.50 per gross rentable square foot and shall be based on 4,604 square feet.

5.           Landlord at any time on reasonable notice to Lessee may reduce the size of the Demised Premises to approximately 3,000 square feet after which Lessor and Lessee will equitably adjust the payments of Additional Rent and Electric Energy Charge to reflect this reduction in size.

6.           In the event the Landlord does reduce the Demised Premises as set forth above, any fit- up costs relating to the premises in connection with such reduction shall be borne by Landlord.

7.           The parties represent each to the other that no broker has negotiated in bringing about this 2014 Lease Extension.  Each of the parties agrees to indemnify the other and hold it harmless from any and all claims of other brokers and expenses in connection therewith, arising out of or in connection with any claim by one party against the other that the aforesaid statement(s) is untrue.

8.           All capitalized words and terms in this 2014 Lease Extension shall have the same meaning as defined in the Lease Agreement, the Lease Extension, the Modification of Lease, the Second Lease Extension, the 2012 Lease Modification and Extension and the 2013 Lease Modification.  Except for the foregoing terms, conditions and amendments, this 2014 Lease Extension shall be on the same terms, conditions and provisions of the Lease Agreement, the Lease Extension, the Modification of Lease, the Second Lease Extension, the 2012 Lease Modification and Extension and the 2013 Lease Modification, now in effect and which are incorporated herein by reference thereto as if set forth herein at length.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

LESSOR:	LESSEE:

Zohar Zisapel Properties, Inc.	RADCOM Equipment, Inc.

________________________________	_________________________________
/s/ Paul Sweeney, Vice President	/s/ David Judge, Director of Finance

Yehuda Zisapel Properties, Inc.

________________________________
/s/ Paul Sweeney, Vice President